EXHIBIT 10.11

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement"), is made and entered into as of June 1, 1999 (the "Effective Date") by and between Cox Interactive Media, Inc. ("CIM"), with offices at 530 Means Street, Atlanta, Georgia 30318 and Cybear, Inc. ("Provider"), with offices at 5000 Blue Lake Drive, Suite 200, Boca Raton, Florida 33431.

                                    PREAMBLE

         WHEREAS, CIM operates World Wide Web sites and other online and interactive services under various domain names. In accordance with the terms of this Agreement, CIM seeks to incorporate into certain CIM sites certain content developed or otherwise provided by Provider, and Provider seeks to provide such content. CIM and Provider also seek to cooperate in promoting the CIM Site and other matters pursuant to the terms of this Agreement.

         NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, CIM and Provider (each a "Party" or "party" and collectively the "Parties" or "parties"), intending to be legally bound, hereby agree to the follow terms and conditions:

1. PROVISION OF CONTENT/GRANT OF LICENSE. During the term hereof, Provider hereby agrees to provide CIM the content as described in ATTACHMENT A (attached hereto and incorporated by reference herein) ("Provider Content") for incorporation by CIM into those CIM web sites (each a "CIM Site" and collectively, the "CIM Site(s)") listed on ATTACHMENT B (attached hereto and incorporated by reference herein). During the term of this Agreement, Provider hereby grants to CIM an exclusive, fully paid, royalty free (subject to any payment terms, if any, set forth herein), world-wide right and license to use, copy, store, publicly display and distribute the Provider Content, for use as described herein and on ATTACHMENT A.

2. EXCLUSIVITY. Subject to any contrary terms, if any, set forth in ATTACHMENT A regarding exclusivity, nothing in this Agreement shall preclude CIM from entering into an agreement with any third party under which the third party provides CIM services that are the same as, or similar to, the services provided by Provider under this Agreement.

3. TERM/EXTENSION/TERMINATION.

       (a) TERM. The term of this Agreement ("Term") shall commence as of the Effective Date and shall continue for a period of twenty five (25) months unless otherwise terminated according to the terms set forth below under this Agreement and on ATTACHMENT A. In recognition of CIM commencing its fulfillment of its obligations under the Agreement prior to the Commencement Date (as defined in ATTACHMENT A), Provider shall hereby remit to CIM certain payments set forth under Section 6 to ATTACHMENT A.

       (b) EXTENSION. During the twenty third (23rd) month of this Agreement (i.e., April 1, 2000) Provider, in its discretion, shall maintain the right, on an exclusive basis, to enter into good faith negotiations with CIM to discuss any extension to the initial Term ("Renegotiation Period"). Provider must exercise the foregoing right by delivering to CIM written notice of its intent within ten
              (10) business days prior to the Renegotiation Period. In the event the parties mutually agree to any such extension, such terms shall be set forth in a separate agreement to be executed by the parties on or before the expiration of this Agreement. If, however, at the end of the Renegotiation Period the parties have failed to execute a mutually agreed to extension to this Agreement, both parties shall thereby be free to enter into negotiations with any third party of their choosing.

       (c) TERMINATION. In addition to any rights of termination either party may maintain under ATTACHMENT A, either party may terminate this Agreement and, in addition to all other rights and remedies it may have under law or equity, be relieved of all further obligations hereunder (except such confidentiality and indemnification obligations set forth herein), in the event of a material breach of the Agreement by the other party if such breach is not cured within twenty (20) days from receipt of notice of the occurrence and nature of such breach at the address of such breaching party as specified herein.

       (d) EFFECT OF TERMINATION. Upon the expiration, termination or cancellation of the Agreement, CIM shall retain all right, title and interest in and to all CIM Content (as defined in Section 6(b) below), including any derivative works hereby created, and Provider shall retain all right, title and interest in and to all Provider Content provided under this Agreement. Upon the termination, expiration or cancellation of this Agreement (the "Termination Date"), (i) the rights and licenses granted by each party to the other pursuant to this Agreement shall automatically terminate, (ii) where applicable, each party shall ship to the other, within thirty (30) days from such Termination Date, all tangible items in its possession which are proprietary to the other that were used in connection with this Agreement, (iii) each party shall remove and cease to use the other party's content (i.e., the CIM Content and the Provider Content) provided hereunder, (iv) as soon as practicable, CIM and Provider shall eliminate from their respective web sites (where applicable) any marks or branding related to the other party (i.e., the Provider Marks and the CIM Marks, respectively, each as defined herein below), and (v) where applicable, all amounts which accrued under this Agreement as of the Termination Date shall immediately become due and payable. For purposes of this Agreement, the term "derivative works" shall NOT mean to include web pages hosted by Provider or its agent which are comprised of content developed, created or otherwise provided by Provider and/or Provider's licensor's.

4. USE OF PROVIDER CONTENT IN CIM SITE.

       (a) USE OF PROVIDER CONTENT. Unless otherwise provided under ATTACHMENT A, CIM shall maintain the right to incorporate Provider Content into the CIM Site(s), at its reasonable discretion, and shall retain editorial control over the CIM Site(s) and the use of Provider Content in the CIM Site(s) and any areas contained therein. In addition, CIM, in its reasonable discretion, shall maintain the right to remove from service any given CIM Site; PROVIDED, HOWEVER, that CIM provide Provider no fewer than thirty
              (30) days' prior written notice of its intent to remove a CIM Site from service.

       (b) RIGHT TO DECLINE OR REMOVE PROVIDER CONTENT. CIM reserves the right to remove, or not display, any of the Provider Content on the CIM Site(s) if it: (a) is of unsatisfactory technical quality for display on the CIM Site(s) or is not compatible with any software or hardware used by CIM or its vendors, (b) does not conform with CIM's standards for content on the CIM Site(s), as may be communicated by CIM to Provider from time to time, (c) is alleged to contain, or in CIM's reasonable judgment contains, libelous or slanderous material, or (d) is alleged to violate, or in CIM's reasonable judgment violates, any applicable law or the personal or proprietary rights of any person or other entity (including without limitation rights of copyright, trademark, privacy or publicity).

5. DELIVERY OF PROVIDER CONTENT. Provider agrees to deliver the Provider Content to CIM consistent with the specifications (including specifications as to manner and media) and, where applicable, the production schedules specified herein or on ATTACHMENT A, or as otherwise agreed upon by the parties from time to time. The parties agree that time shall be of the essence with respect to each date specified for the creation and delivery of the Provider Content by Provider to CIM.

6. OWNERSHIP OF CONTENT.

       (a) PROVIDER CONTENT. Nothing in this Agreement shall effect a transfer of copyright from Provider to CIM in the Provider Content, and, upon providing Provider Content for incorporation into the CIM Site(s), Provider shall retain any rights of copyright in such content that it possessed prior to providing such content to CIM, subject only to the license granted to CIM to use such content as described in this Agreement.

       (b) CIM CONTENT. CIM shall own all rights, including all rights of copyright, trademark, service mark and any other proprietary rights in all content and materials created by CIM or its licensors, including any derivative works created by CIM using Provider Content as part of the CIM Site(s) (collectively, the "CIM Content"). Notwithstanding CIM's ownership of the copyright in such derivative works, Provider shall at all

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              times retain all rights, including all rights of copyright, trademarks and any other proprietary rights in and to any Provider Content contained in such derivative works.

7. TRADEMARK LICENSES.

       (a) PROVIDER MARKS. During the Term, Provider hereby grants CIM a non-exclusive, royalty-free, world-wide right and license to use its name, logos, trademarks and service marks (collectively, the "Provider Marks") in print, audio, on-line and off-line advertising in conjunction with any CIM Content and/or the CIM Site, as well as within the CIM Site. CIM acknowledges and agrees that Provider owns and otherwise has the exclusive right to use and to license the Provider Marks and, except as expressly provided under this Agreement, Provider shall, in each instance, have the right to prior review and approval or disapproval of CIM's use of the Provider Marks, such approval not to be unnecessarily withheld or delayed.

       (b) CIM MARKS. During the Term, CIM hereby grants Provider a non-exclusive, royalty-free, world-wide right and license to use its logos, trademarks and service marks (collectively, the "CIM Marks") in print, audio, on-line and off-line advertising in conjunction with the CIM Site(s) and any Provider Content. Provider acknowledges and agrees that CIM owns and otherwise has the exclusive right to use and to license the CIM Marks and, except as expressly provided under this Agreement, CIM shall, in each instance, have the right to prior review and approval or disapproval of Provider's use of the CIM Marks, such approval not to be unnecessarily withheld or delayed.

8. PROMOTIONAL/MARKETING EFFORTS. Provider and CIM agree to promote the CIM Site(s) and/or the Provider Content according to the terms set forth in ATTACHMENT A, or as otherwise agreed to by the parties from time to time. Such promotion shall be subject to each party's prior written consent, not to be unnecessarily withheld or delayed.

9. FINANCIAL CONSIDERATIONS/ADVERTISING.

       (a) FINANCIAL CONSIDERATIONS. In consideration for CIM's services under this Agreement, Provider shall remit to CIM the fees set forth in ATTACHMENT A.

       (b) ADVERTISING. During the term of this Agreement, CIM shall maintain the right to sell advertising banners and/or sponsorships (collectively, the "Ad(s)") on the CIM Site(s), including any co-branded web pages containing the Provider Content. Unless otherwise provided under ATTACHMENT A, CIM shall host any and all such Ads on its servers and shall retain all revenues generated from such sales. Any additional terms with respect to the sale of Ads on any co-branded web pages developed by CIM or Provider within the CIM Site(s) and/or any web site owned or controlled by Provider (if any) shall be set forth in ATTACHMENT A.

10. OPERATION AND MAINTENANCE OF CIM SITE(S). CIM shall host or arrange for the hosting of the CIM Site(s), the functioning of which shall be monitored 24 hours per day, 7 days per week, 365 days per year. CIM shall provide or arrange for the provision of service, support and maintenance on hardware and software, such support to be provided by technical support personnel proficient in the operation and maintenance of all hardware and software used in operation and maintenance of the CIM Site(s).

11. EXISTING PROVIDER WEBSITE. Where applicable, during the term of this Agreement, any existing Provider web site(s) containing similar content to the Provider Content provided under this Agreement shall also contain a CIM branded HTML logo(s) applicable to a given CIM Site(s), allowing web users to navigate from such Provider web site to the Provider Content implemented on a given CIM Site(s), or such other areas of a given CIM Site(s) as CIM reasonably deems to be appropriate. Provider agrees that any such HTML logo(s) shall be prominently implemented on the Provider web site(s). CIM shall provide such HTML logo(s) to Provider according to Provider's technical specifications.

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12. STATISTICAL INFORMATION ON PROVIDER CONTENT. Where applicable according to terms of this Agreement, and technically feasible, CIM shall provide Provider a report of the number of impressions received by pages of the CIM Site(s) containing Provider Content and such information and statistics as may be reasonably requested by Provider and reasonably available for CIM to collect and provide. Provider acknowledges that such information, if provided, shall be deemed CIM confidential information as contemplated by the nondisclosure provisions under this Agreement.

13.  REPRESENTATIONS AND WARRANTIES.

       (a) GENERALLY. Each party hereby represents and warrants that: (i) it is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) it has full power, authority and the right to enter into this Agreement and to perform its obligations hereunder; and (iii) it has obtained all permits, licenses, and other governmental authorizations and approvals required for its performance under this Agreement.

       (b) CIM WARRANTIES. CIM represents and warrants that no CIM Content shall violate or infringe any common law or statutory right of any person or other entity including, without limitation, any contractual rights, U.S. proprietary rights, U.S. trademark, U.S. service mark or U.S. patent rights, or any rights of privacy or publicity, nor shall it violate any law or regulation. CIM further represents and warrants that no CIM Content shall be unlawful or defamatory, nor shall it contain any instructions, recipes or formulas that, if implemented, would result in injury.

       (c) PROVIDER WARRANTIES. Provider represents and warrants that it has all the rights necessary to permit CIM to post to the Provider Content on the web according to the terms of this Agreement, and that no Provider Content shall violate or infringe any common law or statutory right of any person or other entity including, without limitation, any contractual rights, U.S. proprietary rights, U.S. trademark, U.S. service mark or U.S. patent rights, or any rights of privacy or publicity, nor shall it violate any law or regulation. Provider further represents and warrants that no Provider Content shall be unlawful or defamatory, nor shall it contain any instructions, recipes or formulas that, if implemented, would result in injury. In addition, Provider further represents and warrants that it shall not deliver Provider Content to CIM that Provider knows or reasonably should have known is materially incomplete and/or materially inaccurate.

14. EXCLUSION OF CERTAIN WARRANTIES AND LIABILITIES. Any and all other representations and warranties of any kind whatsoever, express or implied, regarding the operation of the CIM Site(s) and the quality of the Provider Content, or either party's performance under this Agreement, including representations and warranties as to the operation, functionality, lack of interruption or resources of the CIM Site(s), are expressly EXCLUDED. Without limiting the foregoing, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except for each parties' indemnification and confidentiality obligations established under this Agreement, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL,

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INDIRECT, ECONOMIC, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES INCURRED BY THE OTHER
PARTY, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS, EVEN IF THE OTHER PARTY HAS ADVISED THAT SUCH DAMAGES ARE
POSSIBLE AS A RESULT OF ANY BREACH OF WARRANTY.

15. INDEMNIFICATION. Each party hereto shall at all times indemnify, defend, and hold harmless the other party, its parent, directors, officers, employees, agents, successor and permitted assigns from and against any and all claims, demands, cause of actions, damages, liabilities, costs and expenses, including, without limitation, fees and disbursements of counsel incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party or otherwise to the extent that it is based upon a claim that: (i) if true, would constitute a breach of any of the indemnifying party's representations, warranties, or agreements hereunder; (ii) arises out of the gross negligence or willful misconduct of the indemnifying party; or (iii) arises out of the performance and/or non performance of the indemnifying party. In claiming any indemnification hereunder, the party claiming indemnification (the "Claimant") shall provide the other party with written notice of any claim which the Claimant believes falls within the scope of the foregoing sentences. The Claimant may, at its own expense, assist in the defense if it so chooses, provided that the other party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the Claimant shall not be final without the Claimant's written consent.

16. NON-DISCLOSURE/PUBLICITY. Neither CIM nor Provider shall disclose to any person or entity, directly or indirectly, without the prior approval of the other, (i) the terms of this Agreement, or (ii) any other non-public information relating to the other party obtained by virtue of this Agreement, except on a confidential basis to its business, legal and financial advisors or as required to be disclosed under applicable law or by legal process; PROVIDED, HOWEVER, that the general existence of this Agreement shall not be treated as confidential and all press releases and other publicity concerning this Agreement shall be jointly planned and implemented by the parties. In furtherance of the foregoing, during the term of this Agreement, Provider shall not, and Provider shall not permit its respective, directors, officers, employees, agents, advisors or affiliates to, issue any press release or otherwise make any public statement or announcement concerning this Agreement; PROVIDED, HOWEVER, Provider may provide such information concerning this Agreement as is required by law, regulation or court order to be furnished to a governmental agency; provided, further, however, that, notwithstanding any other provision of this Agreement, Provider shall consult with CIM prior to the disclosure of any information regarding the terms of this Agreement or otherwise relating to CIM or its business or operations in the context of any registration statement or periodic report filed by Provider with the Securities and Exchange Commission and, to the extent requested by CIM, Provider will use reasonable efforts to obtain confidential treatment for the relevant portions of this Agreement or any other disclosure that is proposed to be made in such registration statement or periodic report.

17. FORCE MAJEURE. Neither party shall be deemed in default or otherwise liable under this Agreement due to its inability to perform its obligations by reason of any fire, earthquake, flood, substantial snowstorm, epidemic, accident, explosion, casualty, strike, lockout, labor controversy, riot, civil disturbance, act of public enemy, embargo, war, act of God, or any municipal, county, state or national ordinance or law, or any executive, administrative or judicial order (which order is not the result of any act or omission which would constitute a default hereunder), or any failure or delay of any transportation, power, or communications system or any other or similar cause beyond that party's control (collectively, a "Force Majeure Event"). In the event a Force Majeure Event occurs and continues for five (5) consecutive days (the "Grace Period"), thereby preventing CIM from fulfilling its material obligations under this Agreement, Provider shall maintain the right to suspend payment of the Monthly Installment (as defined in ATTACHMENT A, Section 6) until such time as CIM cures such Force Majeure Event and thereby resumes its fulfillment of such material obligations under this Agreement. In furtherance of the foregoing sentence, Provider shall be entitled to receive a prorated deduction from such Monthly Installment(s) based on the number of calendar days, exceeding the Grace Period, CIM fails to fulfill its material obligations under this Agreement. Notwithstanding the foregoing sentences, in the event a Force Majeure Event occurs and is not cured within thirty (30) days from its inception, the party NOT claiming such Force Majeure Event shall maintain the right to cancel this Agreement, whereby neither party page 5 of 12
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shall maintain any further obligations under this Agreement except with respect to their respective indemnification and confidentiality obligations.

18. GOVERNING LAW. This Agreement and all matters or issues related thereto shall be governed by the laws of the State of Georgia without regard to its choice of law rules.

19. ASSIGNMENT. Neither party shall sell, assign, mortgage or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed, nor shall any of said rights or obligations be assigned or transferred by operation of law or otherwise without such consent. In the event of any assignment or transfer, the approved assignee shall agree to accept and abide by all of the terms and conditions of this Agreement.

20. RELATIONSHIP OF PARTIES. Neither this Agreement nor the cooperation of the parties contemplated herein shall be deemed or construed to create any partnership, joint venture or agency relationship between CIM and Provider. Neither party is, nor shall either party hold itself out to be, vested with any power or right to bind the other party contractually or act on behalf of the other party as a broker, agent or otherwise.

21. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision of this Agreement is determined to be invalid, unenforceable or otherwise illegal, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

22. WAIVER. No term or condition of this Agreement shall be deemed waived, and no breach shall be deemed excused, unless such waiver or excuse is in writing and is executed by the party against whom such waiver or excuse is claimed.

23. NOTICES. All notices hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by overnight courier service, to the address set forth below, or to such other addresses as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered by return receipt or equivalent.

                  To CIM:                    Peter Winter
                                             Cox Interactive Media, Inc.
                                             530 Means Street, N.E.
                                             Atlanta, GA  30318
                                             Phone:  404-572-1800
                                             Fax:    404-572-1984

                  With a copy to:            General Counsel
                                             Cox Enterprises, Inc.
                                             1400 Lake Hearn Drive
                                             Atlanta, GA  30319
                                             Phone:  404-843-5564
                                             Fax:      404-843-5450

                  To Provider:               [See Address above]

                  With a copy to:            General Counsel
                                             Andrx Corporation
                                             4001 S.W. 47th Avenue
                                             Fort Lauderdale, Florida 33314
                                             Phone:  954-584-0300
                                             Fax:      954-792-1034

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24. ENTIRE AGREEMENT. This Agreement, including all Attachments, contains the entire agreement and understanding between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements and representations. Any amendment of this Agreement shall be in writing and signed by both parties.

25. SURVIVAL OF TERMINATION. The obligations of the parties under this Agreement that by their nature would continue beyond expiration, termination or cancellation of this Agreement (including, without limitation, Sections 3(d), 6, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26) shall survive any such expiration, termination or cancellation.

26. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretations of this Agreement.

28. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. The parties may sign facsimile copies of this Agreement which shall each be deemed originals.

IN WITNESS WHEREOF, the parties have hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

CYBEAR, INC.                    COX INTERACTIVE MEDIA, INC.

By: /s/ Edward Goldman, M.D.    By: /s/ J. Larry Lewis
    ------------------------        ------------------------------

Name: Edward Goldman, M.D.      Name: J. Larry Lewis
    ------------------------        ------------------------------

Title: President & CEO          Title: VP, Chief Financial Officer
    ------------------------        ------------------------------

Date: 6/1/99                    Date: 6/2/99
    ------------------------        ------------------------------

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                                  ATTACHMENT A

1. DESCRIPTION OF PROVIDER CONTENT: In furtherance of Section 1 to the Agreement, Provider Content shall be defined as follows:

       Content relating to fitness, nutrition, men's and women's health, medical databases, breaking medical stories and frequently updated medical features.

2. DEVELOPMENT, DELIVERY AND IMPLEMENTATION OF THE PROVIDER CONTENT. In addition to the terms set forth in the Agreement, Provider and CIM agree to the following terms and conditions:

       a. Provider shall maintain the right, and the obligation, to implement the Provider Content, developed by or on behalf of Provider, within a portal real estate box (the "Portal Box," an example of which is provided in ATTACHMENT C, for illustration purposes only). While ATTACHMENT C is for illustration purposes only, each such Provider Portal Box shall be developed by CIM and implemented by CIM on the upper most right-hand corner of the Content Area (as defined below). In addition, the Portal Box shall be implemented above-the-scroll on the homepage of the Health Channel, as well as implemented on those Health Channel web pages containing editorial content developed solely by a subsidiary or affiliate owned or controlled by CIM or its parent company (e.g., the Atlanta Journal Constitution) or web pages solely containing Provider Content. Except for CIM's implementation of the Portal Box according to the foregoing sentences, any implementation of the Provider Portal Box on Health Channel web pages containing third party content shall be at CIM's sole discretion.

       b. Within each Provider Portal Box CIM shall implement a Provider HTML logo ("Provider Logo") which shall link, at Provider's option, either to the Provider Site or to a Co-branded Page (as defined below in this ATTACHMENT A). Provider shall deliver to CIM the Provider Logo according to CIM's specifications. In addition, the Provider Portal Box shall also contain headlines that link to Provider Content. Such headlines contained within the Provider Portal Box shall link, at Provider's option, either to a co-branded web page ("Co-branded Page") which shall act as a bridge between a given CIM Site(s) and the Provider Site (as defined below in this ATTACHMENT A). CIM, at its expense, shall host and maintain each Co-branded Page. Each such Co-branded Page shall contain a summary of stories and/or features listed in the Provider Portal Box or as otherwise listed on the Health Channel.

       c. The parties acknowledge that each Provider Portal Box represents * of the available real estate allocated for content, above the scroll, on all web pages in each Health Channel within each CIM Site(s). For purposes of this ATTACHMENT A, the term "Health Channel(s)" shall be defined as a health related area on each of the CIM Site(s).

       d. Subject to the terms of the Agreement, Provider shall maintain the right, and the obligation, to provide additional Provider Content (the "Additional Provider Content") which shall be implemented throughout each Health Channel in those areas CIM designates as content areas ("Content Areas," an example of which is provided in ATTACHMENT C for illustration purposes only). Provider shall maintain the right, and the obligation, to implement Additional Provider Content in * of the Content Area on each Health Channel. Provider acknowledges that such Additional Provider Content shall be rotated throughout the Health Channel web pages. CIM shall reasonably determine the placement and frequency of such rotations. Where feasible, all Additional Provider Content provided under the Agreement shall be branded with Provider's name or another's name if mutually agreed to. (For purposes of this ATTACHMENT A, all references to Provider Content shall be meant to include Additional Provider Content).

       e. Provider shall be solely responsible for developing, implementing, updating and maintaining a web site (the "Provider Site") dedicated toward providing consumers current, accurate, and comprehensive health related materials and information. Provider agrees and acknowledges that the Provider Content and the Provider Site shall be

       * Confidential portions omitted and filed separately with the Commission.

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       implemented no later than September 1, 1999 (12:00 a.m. EST) (the
       "Commencement Date"), and that, on such date, the Provider Content and the Provider Site shall be accessible to web users and shall be functional in all material respects. In addition to any warranties set forth under the Agreement, Provider hereby warrants and represents that, during the term of the Agreement, it shall use commercially reasonable efforts to ensure that the Provider Content provided under the Agreement, as well as the Provider Site's content, look and feel, and functionality, are comparable in quality and quantity to other prominent national online U.S. health care information providers.

       f. Subject to the terms of the Agreement, and during the term of the Agreement, Provider shall deliver to CIM updated Provider Content at least once per calendar week covering the following seven (7) day period, or at least once during every twenty four (24) hour period covering the next days' Provider Content required for implementation under the Agreement. In addition, during the term of the Agreement, Provider shall update the content on the Provider Site, including substantial and material updates to the Provider Site homepage, no fewer than once during every twenty four (24) hour period.

       g. Should Provider fail to remit to CIM the Monthly Installment for July 1999 according to the terms herein, CIM, in its discretion, shall maintain the right to terminate the Agreement upon ten (10) days prior written notice to Provider and thereby retain the Initial Installment Fee
       * (as defined in Section 6 below of this ATTACHMENT A) as its sole and exclusive right and remedy, and in lieu of any rights it may have at law or in equity with respect to Provider's economic obligations hereunder and Provider's obligations to deliver content according to the terms hereof. Notwithstanding the forgoing sentence, CIM shall at all times maintain its rights at law or in equity with respect to Provider's breach of Sections 13(a) and/or 13(c) of the Agreement (including CIM's right to seek indemnification from Provider for any such breach related thereto), and any breach by Provider of Sections 6(b), 7(b), and/or 16 of the Agreement. The foregoing sentence shall survive any expiration, cancellation or termination of this Agreement.

       h. Except for a breach by Provider as contemplated under Section 2(g) above, in the event Provider commits any other breach of this Agreement, CIM, in its discretion, may terminate the Agreement according to the terms hereof, in addition to securing any and all rights or seeking any and all remedies it shall thereby maintain at law or in equity.

3.     USE OF PROVIDER CONTENT.

       a. If not currently implemented as of the Effective Date of the Agreement, CIM will cause the implementation of a Health Channel on each of the CIM Sites on or before the Commencement Date.

       b. CIM shall implement the Provider Content in accordance with the terms set forth in the Agreement and this ATTACHMENT A. Notwithstanding the foregoing, the parties agree that CIM shall maintain editorial control of the Health Channels and the CIM Sites, and shall reasonably determine, from time to time, whether any Provider Content is inappropriate for publication by CIM on a given Health Channel. If such a determination is made, CIM shall promptly advise Provider of the Provider Content CIM believes is inappropriate and reasons therefor. In addition, except for the Provider Portal Box, CIM shall maintain the right to rotate all content, including the Provider Content, throughout the Content Area; PROVIDED, HOWEVER, that CIM shall adhere to the percentage of available content to be allocated to Provider under this ATTACHMENT A.

       c. Notwithstanding anything contained herein to the contrary, the Portal Box, any Provider Logos, any Provider Content and/or Additional Provider Content (collectively, the "Provider Material") delivered to CIM under this Agreement for implementation on the Health Channel (pursuant to the terms hereof), or otherwise, BEFORE THE COMMENCEMENT DATE shall in no event contain any references to Provider's name and/or any Provider Marks. While CIM shall ensure that no such references are implemented on the Portal Box and that the Provider Logos are implemented on the Co-branded Page, Provider will ensure that any such Provider Content and/or Additional Provider Content has been sufficiently edited by Provider such that no Provider Content and/or any Additional Provider Content contains references to Provider's name and/or the Provider Marks. CIM shall maintain the limited right, but not the obligation, to attribute such Provider Content to CIM or to negate implementing any attribution rights to the Portal

       * Confidential portions omitted and filed separately with the Commission.

       Box, the Provider Content and/or any Additional Provider Content delivered to CIM PRIOR to the Commencement Date. The parties further agree that the Portal Box, any Provider Logos, any Provider Content and/or any Additional Provider Content delivered to CIM under this Agreement ON OR AFTER the Commencement Date shall be fully attributed to Provider according to the terms hereof and that, except for the licenses provided to CIM under the Agreement, CIM shall obtain, no rights to such Provider Marks or Provider Content by virtue of its permitted usage under the preceding sentence.

4.     PROMOTIONAL/MARKETING EFFORTS.

       a. CIM shall provide Provider * advertising impressions for each twelve
       (12) month period during the term of the Agreement (the "Provider Ad Impressions," comprised of banner and/or button advertisements). Such Provider Ad Impressions shall be used to promote Provider's products and shall be distributed throughout the CIM Site(s) on an average of * impressions distributed per month during the Term of the Agreement. During the Term of the Agreement, CIM, at its expense, shall develop one set of banner advertisements (i.e., two) and one set of buttons (i.e., two) per month to promote the Provider Site. Such banners and buttons shall be subject to Provider's reasonable approval prior to their publication throughout the CIM Sites.

       b. On an annual basis, during the Term of the Agreement, CIM, at its expense, shall cause for the delivery of * advertising impressions (i.e., banner advertisements and/or button advertisements) promoting the Health Channels. Such advertising impressions shall be distributed throughout the CIM Site(s). In addition, CIM, at its discretion, shall periodically implement various editorial tag lines and teasers in various areas of the CIM Site(s) which shall promote the Health Channels.

5.     EXCLUSIVITY.*

6.     FINANCIAL CONSIDERATIONS.

       * Confidential portions omitted and filed separately with the Commission.

       In consideration of CIM's services provided under the Agreement, including, but not limited to, CIM commencing the fulfillment of its obligations under the Agreement and this ATTACHMENT A prior to the Commencement Date, Provider shall remit to CIM a total of three million six hundred and twenty-five thousand dollars ($3,625,000) payable during the Term of the Agreement (the "Provider Fee"). Payment of the Provider Fee shall be allocated as follows:

       |_| Within five (5) business days from the Effective Date, Provider shall remit to CIM * which shall be applied toward the cost of implementing, updating and maintaining the Provider Portal Boxes, Provider Content, the Additional Provider Content, and where applicable, the Provider Ad Impressions (the "Initial Installment Fee"). A portion of the Initial Installment Fee * shall be applied toward Provider's Monthly Installment (as defined below) for June 1999 and the remainder of the Initial Installment Fee * will be applied toward Provider's Monthly Installment for December 1999.

       |_| Commencing as of July 1, 1999 and continuing during the remainder of Term of the Agreement (i.e., the next twenty four months), Provider shall remit to CIM the balance of the Provider Fee (i.e., three million four hundred and fifteen thousand dollars ($3,415,000) in monthly installments (the "Monthly Installment(s)") of one hundred forty-five thousand dollars ($145,000) payable to CIM on or before the first day of each such month toward the cost of implementing, updating and maintaining the Provider Portal Boxes, Provider Content, the Additional Provider Content, and where applicable, the Provider Ad Impressions. * Provider agrees that all Monthly Installment payments under this Section 6 shall be invoiced by CIM and remitted by Provider on the first day of the month during which CIM provides its services to Provider under the Agreement.


In addition to the foregoing, Provider shall maintain the right to implement the Provider Portal Box and the Additional Content on two (2) additional CIM Sites * PROVIDED, HOWEVER, that Provider delivers to CIM a written request to include either web site under the Agreement, and that CIM expressly agrees in writing to such inclusion. Provider agrees to remit to CIM an additional * for the inclusion of either such web site(s). In the event CIM removes from service any given CIM Site listed under ATTACHMENT B, CIM and Provider shall in good faith mutually evaluate the impact (if any) such removal may have on the aggregate number of impressions to the Provider Content through the remaining CIM Sites for the remainder of the term of the Agreement. In the event both parties mutually determine the such removal of a CIM Site will result in a substantial and material reduction in the number of impressions to the Provider Content for the remainder of the term of the Agreement, the parties shall in good faith negotiate a reasonable work-around which may include, but shall not be limited to, an extension to the original term of the Agreement to allow for the delivery of additional impressions to make up any agreed to shortfall, the addition of new CIM Site(s) not originally included under ATTACHMENT B, and/or a reasonable reduction of the fees paid by Provider to CIM under the Agreement, taking into account the reduction in the number of anticipated impressions to have been provided through the removed CIM Site, the ability of CIM to make-up any such loss of impressions during the initial term of the Agreement, as well as the time remaining under the initial term of the Agreement as of the date such CIM Site is removed from service.

CYBEAR, INC.                    COX INTERACTIVE MEDIA, INC.

By: /s/ Edward Goldman, M.D.    By: /s/ J. Larry Lewis
    ------------------------        --------------------------------

Name: Edward Goldman, M.D.      Name: J. Larry Lewis
    ------------------------        --------------------------------

Title: President & CEO          Title: V.P., Chief Financial Officer
    ------------------------        --------------------------------

Date: 6/1/99                    Date: 6/2/99
    ------------------------        --------------------------------

       * Confidential portions omitted and filed separately with the Commission.

                                  ATTACHMENT B

                                 THE CIM SITE(S)

EXISTING CIM SITE(S)
--------------------

 MARKET                    PRODUCT NAME
 ------                    ------------

Atlanta                    AccessAtlanta.com
Austin                     Austin360.com
Charlotte                  GoCarolinas.com
Dayton                     ActiveDayton.com
Grand Junction             GJSentinel.com
Greenville                 Reflector.com
Longview                   News-Journal.com
Los Angeles                KF1640.com
Miami                      SoFla.com
New Orleans                InsideNewOrleans.com
Omaha                      DiscoverOmaha.com
Orange County              OCNow.com
Orlando                    ICFlorida.com
Pittsburgh                 RealPittsburgh.com
Providence                 OSO.com
San Diego                  SanDiegoInsider.com
San Francisco              BayInsider.com
Seattle                    SeattleInsider.com
Syracuse                   Sybercuse.com
Tampa                      Coast1073.com
Waco                       AccessWaco.com
West Palm Beach            GoPBI.com

CIM'S SPECIALTY SITE
--------------------

BlackFamilies.com

FUTURE CIM SITE(S)
------------------

Birmingham
El Paso
Las Vegas
Oklahoma City
San Antonio
Tulsa